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                                  EXHIBIT 11

                Statement re: Computation of Earnings Per Share
                   (In thousands, except Earnings per Share)

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
                                          Three Months Ended
                                        -----------------------
                                        March 31,     March 31,
                                          2001          2000
                                        ---------     ---------
Net income                              $  152          $  142
Average Shares Outstanding               2,251           2,323
Basic Earnings Per Share                $ 0.07          $ 0.06

Net income                              $  152          $  142
Average Shares Outstanding before the
  effect of options                      2,251           2,232
Effect of Options                           --              --
Average Shares Outstanding including
  options                                2,251           2,323
Diluted Earnings Per Share              $ 0.07          $ 0.06



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